Exhibit 5.1

[VENTAS LETTERHEAD]

December 5, 2002

Ventas, Inc.
4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary to Ventas, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, and have acted as such in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-101598) (as heretofore amended, the “Registration Statement”) and the prospectus and prospectus supplement included as part of the Registration Statement (such prospectus and prospectus supplement being collectively referred to herein as the “Prospectus”) relating to the offer and sale (i) by the Company of up to 9,823,861 shares of the common stock of the Company, par value $.25 per share (“Common Stock”), including 823,861 shares of Common Stock which are subject to the underwriters’ over-allotment option and (ii) by the selling stockholders named in the Prospectus of up to 8,301,067 shares (collectively, the “Selling Stockholder Shares”) of Common Stock, including 823,860 shares of Common Stock which are subject to the underwriters over-allotment option.

I have examined copies of the Certificate of Incorporation, as heretofore amended, and the Third Amended and Restated By-Laws of the Company, the Registration Statement, the Prospectus, resolutions adopted by the Company’s Board of Directors or committees thereof with respect to the Registration Statement and the Prospectus and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I have deemed necessary to form a basis for the opinions hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, I am of the opinion that the Selling Stockholder Shares are duly authorized, validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Kentucky, and the opinions expressed herein are limited to the laws of the Commonwealth of Kentucky, the General Corporation Law of the State of Delaware and the federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. I undertake no responsibility to update or supplement this letter after the date hereof.

Except as set forth below, this opinion is for your use only and, without my prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose. I hereby consent to the filing of this opinion as an exhibit to the Second Registration Statement, and to the reference to me in the Prospectus included as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    T. RICHARD RINEY